Exhibit 99.1

BLOCKCHAIN INDUSTRIES APPOINTS NEW BOARD MEMBERS

Richard Kromka, Michael Conn, and Kevin Hu Join the Board of Directors

Santa Monica, Calif., DEC 31, 2018 – Blockchain Industries, Inc. (OTCPK: BCII) today announced the appointment of three new members to its board of directors. Richard Kromka, Michael Conn, and Kevin Hu will join the board, effective immediately.

“We are excited to announce the addition of these exemplary industry leaders to our board of directors,” said Patrick Moynihan, CEO of Blockchain Industries. “Richard, Michael, and Kevin all have far-reaching blue-chip backgrounds, investing in and advising companies that are stable, profitable, and enduring. Their knowledge and guidance will be instrumental as we continue Blockchain Industries’ ongoing growth.”

Based in Beijing, Richard Kromka is managing director at EC Mergers & Acquisitions, responsible for managing the company’s activities in Asia. He was previously a board member of xG Technology, Inc. He was also managing director and a founding partner of Deutsche Bank’s Angel Fund LP, a $200 million early-stage private equity fund that invested in PayPal prior to its sale to eBay.

Michael Conn is co-founder/former CEO/Director of Ether Capital (NEO:ETHC), President/CIO/Director of BitFinance, founder/Managing Partner of Quail Creek Ventures, and CIO of Corl. Michael was formerly COO of Alliance Bernstein’s ($500bn+ in AUM) Alternative Investment Management group where he specialized in hedge funds, private equity, leveraged buy-out, distressed-debt, venture capital and real estate. Prior to AB he was Managing Director & Head of Corporate Development for TCW ($200bn+ in AUM) where he focused on global M&A and strategy, helping to lead them through their MBO process.

Kevin Hu is Portfolio Manager and Head of Research at Blockchain Industries. Prior to joining Blockchain Industries, Hu worked at BlackRock’s hedge fund solution group where he analyzed start-up hedge funds, complex portfolios, and individual investments. He is a specialist in understanding the value drivers and crypto-economics of tokens.

Kromka, Conn, and Hu join existing board members Patrick Moynihan and Max Robbins, rounding out the board of directors to five members.

About Blockchain Industries, Inc.

Blockchain Industries, Inc. is publicly traded merchant bank focused on the international blockchain and cryptocurrency sectors. The company is comprised of a Blockchain Technology Advisory, an Investment Management arm, and a Global Conference Series (Blockchain Unbound) connecting entrepreneurs and investors.

For more information on Blockchain Industries, visit http://www.blockchainind.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. We caution readers that forward-looking statements are predictions based on our current expectations about future events. Forward looking statements are generally written in the future tense and/or are preceded by words such as "may," "will," "should," "forecast," "could," "expect," "suggest," "believe," "estimate," "continue," "anticipate," "intend," "plan," "aim" or similar words, or the negatives of such terms or other variations on such terms or comparable terminology. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. Any forward-looking statement made by us herein speaks only as of the date on which it is made. We undertake no obligation to revise or update any forward-looking statement for any reason.

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